EXHIBIT 23.3

                           INDEPENDENT AUDITORS' CONSENT


The Board of Directors
PHH Corporation:


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cendant Corporation of our report dated April 30, 1997, with respect to the consolidated statements of income, shareholder's equity and cash flows of PHH Corporation and subsidiaries (the "Company") for the year ended December 31, 1996, before the restatement related to the merger of Cendant Corporation's relocation business with the Company and reclassifications to conform to the presentation used by Cendant Corporation, which report is included in the Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 1998. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


                                            /s/    KPMG LLP


Baltimore, Maryland
February 14, 2000